EXHIBIT 10.01
May 26, 2006
Mr. Michael A. Ernst
6215 Prestonshire Lane
Dallas, TX 75225
Dear Mike:
In connection with our discussion on the position of Chief Financial Officer of United Dominion Realty Trust, Inc. (“United Dominion” or the “Company”), compensation for this position is as follows:
•	Salary - $300,000 per year (pro rated in 2006), subject to annual review.
•	Incentive Bonus Plan — You will be eligible to receive a discretionary bonus in the range of $400,000 - $600,000 per year, with 2006 pro rated. This bonus will be based on my perception of your performance together with your ability to accomplish mutually established goals.

This is intended to provide a range under the current work load, size of the Company and responsibilities. Should your performance or responsibilities change, this range will be reviewed.
•	PARs Program — You will be eligible to participate in the PARs Program offered to all of United Dominion’s Officers. Under this plan, you can expect an annual award of $450,000 in restricted stock. Upon joining, you can expect an award of $225,000 in restricted stock priced at the previous day’s closing price of $26.87. The restricted stock will vest based on the Company’s performance against targets and peers of this award ranging from zero to 167%. The award will vest pro-rata over 4 years from the date of grant. Attached are the details of the PARs Program.
•	Long-Term Incentive — You will be eligible to participate in our Series D Out-Performance Partnership Program (OPPs) at the 10% level of $83,000. You will be eligible to participate in any future programs and/or substitutions for the OPPs at the 10% — 25% range. The annual cost of 100% of this program has been approximately $800,000.
•	Sign On Bonus — On your first day of employment you will be paid $216,200 and granted $500,000 in value of shares of United Dominion’s common stock priced at the previous day’s closing price of $26.87. After 36 months of employment, the shares of restricted stock will vest if you have not terminated your employment prior to that time. If prior to 36 months, your employment is terminated for any reason other than Cause, the shares of restricted stock will fully vest. Cause may be defined as fraud, theft, willful misfeasance, gross negligence or negligent performance of responsibilities or duties. You will receive all dividends on the restricted stock from the date of the grant.

You will be required to comply with the Executive Stock Ownership Guidelines which requires ownership of approximately 3 times your base salary within four years of the date of employment.

In the event of a Change of Control, all of your outstanding options, restricted stock, OPPs Units and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by you (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. Additionally, within the first 24 months of your employment should a Change of Control occur you will be paid a minimum of 2 times your 2 year average salary and incentive bonus.
•	Moving Costs — This will include up to 4 house hunting trips to the Denver area for you and your family; temporary living for 90 days, cost to pack, move and store your household goods associated with your move to the Denver area. Additionally the Company will pay up to $25,000 for miscellaneous, documented moving expenses. Such expenses can be paid directly to the moving service or reimbursed to you via expense reports. The Company also agrees to pay for all costs of selling your residence in Dallas, Texas and will agree to purchase the residence based on a mutually satisfactory price if it has not sold by September 1, 2006.
•	Vacation — As an officer of the Company, you will be eligible for four weeks of vacation after six months of employment, however due to existing plans you may take August 3rd and 4th and the week of August 7th — 11th, 2006.
•	Benefits — You will be eligible to enroll in United Dominion’s Medical, Dental, Life and Vision Plans two months from your employment date. Information about these plans and other Company benefits are contained in the Summary of Benefits that will be provided to you.
•	Reporting — you will report to me, and will be responsible for; Financial Reporting, Accounting, Treasury, Risk Management, Investor Relations, and Internal Audit.
This conditional offer of employment is subject to ratification by our Board of Directors and your satisfactory completion of all pre-employment procedures and requirements, including but not limited to, your testing negative for current illegal drug use and the outcome of identification verification, past employment data verification and criminal check. We estimate that your start date will be July 5, 2006. However, all pre-employment procedures, including satisfactory drug screen and background check must be completed prior to your commencing employment with United Dominion.

In the event you produce a positive drug test or the background checks yield unsatisfactory results or the Board of Directors does not ratify this offer, this conditional offer will be revoked by United Dominion.
Should you satisfy the pre-employment conditions outlined in this letter and the conditional offer is confirmed by United Dominion, your employment with United Dominion will be on an at-will employment basis. As an at-will employee, either you or United Dominion may terminate your employment at any time for any reason or no reason. Subject to its terms and conditions, this letter is binding.
Please sign below to confirm your understanding that this employment offer is conditioned upon ratification by our Board of Directors and your successful completion of United Dominion’s pre-employment procedures and requirement, including a drug test and a criminal background check.
Mike, I look forward to you joining our United Dominion team.
Sincerely,
/s/ Thomas W. Toomey
Thomas W. Toomey
President and Chief Executive Officer
/s/ Michael A. Ernst
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Michael A. Ernst